Exhibit 10.12

A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission pursuant to an application requesting confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Act of 1934, as amended. Certain confidential portions of this Exhibit were omitted and replaced with double asterisks ([**]).

FIRST AMENDMENT TO THE LICENSE AND COLLABORATION AGREEMENT BETWEEN ALKERMES PHARMA IRELAND LIMITED AND BIOGEN SWISS MANUFACTURING GMBH

WHEREAS, the parties desire to amend the License and Collaboration Agreement dated November 27, 2017 between Alkermes Pharma Ireland Limited and Biogen Swiss Manufacturing GMBH (the “Agreement”) such that GI Inferiority for Part B of the GI Tolerability Clinical Trial shall be revised in consideration for a commitment from Alkermes around the expenditure of efforts to make available topline data from said Trial as soon as reasonably practicable.

Now, therefore, the Parties agree to amend the Agreement, effective October 3, 2018 (the “Effective Date”), as follows:

1)	Sections 1.1.47 and 1.1.48 of the Agreement shall be stricken in their entirety and replaced with the following (with that text that is new to the definitions underlined):

1.1.47. “GI Inferiority” will be deemed to exist if (i) the [**] of patients not previously enrolled in the GI Tolerability Clinical Trial or otherwise exposed to a fumarate that discontinue participation in the Long-Term Safety Clinical Trial due to a GI Event is greater than [**]; or if both of the following in (ii) and (iii) occur: (ii) the percentage of patients who discontinue participation in the ALKS 8700 arm of Part B of the GI Tolerability Clinical Trial due to a GI Event is greater than the percentage of patients who discontinue participation in the Tecfidera® arm of Part B of the GI Tolerability Clinical Trial due to a GI Event, in all cases as set forth in the Complete GI Tolerability Data Package, provided that, if the rate of discontinuations due to a GI Event in Part A of the GI Tolerability Clinical Trial is lower in the Tecfidera® arm of such trial and the Parties jointly agree in writing not to conduct Part B of the GI Tolerability Clinical Trial, then GI Inferiority will be deemed to exist; and (iii) Part B of the GI Tolerability Clinical Trial demonstrates the Tecfidera® arm as [**] to the ALKS 8700 arm [**] on the primary endpoint, which is defined as [**]. For clarity, unless subsections (ii) and (iii) above are both met, GI Inferiority will not be deemed to exist.  If the Parties jointly agree in writing not to conduct Part B of the GI Tolerability Clinical Trial for reasons other than because the rate of discontinuations due to a GI Event in Part A of the GI Tolerability Clinical Trial is lower in the Tecfidera® arm of such trial, then, unless the Parties agree otherwise in writing, GI Inferiority will not be deemed to exist.

1.1.48. “GI Tolerability Clinical Trial” means the Clinical Study Protocol ALK8700-A302 Amendment 2.0, as such may be further amended from time to time.

2)	Section 3.2, Development Responsibilities and Rights, is amended by adding the following paragraph at the end of Section 3.2.1:

In addition, Alkermes agrees that it shall use best efforts to make available to Biogen an abstract and the supporting Topline Data report (consisting of the tables and graphs for the data supporting the abstract)  based upon the Topline Data (as defined below) from Part B of the GI Tolerability Clinical Trial no later than [**] with said abstract to be of the caliber that meets industry standard.  For purposes of this Section 3.2.1, “Topline Data” shall mean the results of the primary and pre-specified secondary analyses and all key safety information available as of the date of such primary and pre-specified secondary analyses (consisting, at a minimum, of baseline demographics, subject disposition, adverse events, serious adverse events, and discontinuations) for Part B of the GI Tolerability Clinical Trial.

3)	Section 3.8.1, Development Costs Incurred by Alkermes, is amended by adding the following at the end of Section 3.8.1:

[**]

4)

Pursuant to, and in satisfaction of, the authority delegated to the Parties’ respective JSC members under Section 2.1.2 of the Agreement, Alkermes and Biogen hereby approve an increase in the Initial Development Plan budget of [**] U.S. Dollars (US$[**]).

5)	Reference in this Amendment to terms written in upper case in shall have the meaning as set out in the Agreement.

6)	In all other respects, the Agreement shall remain in full force and effect.

[Signature page follows]

Whereas, each of the Parties has caused this First Amendment to be executed and delivered by its duly authorized representatives to be effective as of the Effective Date.

ALKERMES PHARMA IRELAND LIMITED		BIOGEN SWISS MANUFACTURING GMBH

By:	/s/ Shane Cooke	By:	/s/ Frederick Lawson

Name:	Shane Cooke	Name:	Frederick Lawson

Title:	Director	Title:	Senior Director

Date:	3 October 2018	Date:	4-10-2018

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